Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 1, 2024, with respect to the consolidated financial statements included in the Annual Report of S&W Seed Company on Form 10-K for the year ended June 30, 2024. We consent to the incorporation by reference of said report into the Registration Statements of S&W Seed Company on Form S-3 (File No. 333-261728, File No. 333-248974, File No. 333-229624, File No. 333-222916, File No. 333-219726, File No. 333-208679 and File No. 333-201797) and on Form S-8 (File No. 333-256079, File No. 333-229625, File No. 333-196067 and File No. 333-169742).

/s/ GRANT THORNTON LLP

Denver, Colorado

November 1, 2024